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                                                                  EXHIBIT 10(n)

                              EMPLOYMENT AGREEMENT
                          [CHIEF EXECUTIVE OFFICER]


         This Employment Agreement ("AGREEMENT") is made and entered into as of this 12th day of March 1998 by and between GREASE MONKEY HOLDING CORPORATION, a Utah corporation ("CORPORATION"), and CHARLES E. STEINBRUECK ("EXECUTIVE").

         WHEREAS, the Corporation and the Executive desire that the term of this Agreement begin on January 20, 1997 ("EFFECTIVE DATE"); and

         WHEREAS, the Corporation desires to employ the Executive as its President and Chief Executive Officer and Executive is willing to accept such employment by the Corporation, on the terms and subject to the conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, the Corporation and the Executive hereby agree as follows:

SECTION 1. DUTIES. During the term of this Agreement, the Executive agrees to be employed by and to serve the Corporation as its President and Chief Executive Officer, and the Corporation agrees to employ and retain the Executive in such capacities. In such capacity, the Executive shall render such managerial, administrative and other services as are customarily associated with or incident to such position and shall perform such other duties and responsibilities for the Corporation as the Corporation may reasonably require, consistent with such position. The Executive shall devote a substantial portion of his business time, energy, and skill to the affairs of the Corporation as the Executive shall report to the Corporation's board of directors. The Corporation shall not appoint any individual to whom the Executive shall report, or who shall have the right to supervise the Executive, provided, however, that the Corporation's board of directors may appoint one or more members of the board of directors to coordinate the reporting from the Executive to the board of directors.

SECTION 2. TERM OF EMPLOYMENT.

2.1 DEFINITIONS. For the purposes of this Agreement the following terms shall have the following meanings:

         2.1.1 "Termination For Cause" shall mean termination by the Corporation of the Executive's employment by the Corporation by reason of: (i) a conviction of Executive of a felony (whether or not such conviction is subject to appeal),
(ii) fraud (iii) misappropriation of any property or business of Grease Monkey or intentional damage to any property or business of Grease Monkey, (iv) default of any term or obligation of this Agreement, (v) death of Executive, or (vi) dishonesty, gross neglect of duty, disparagement of the Corporation or other intentional acts or omissions which

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negatively and materially impact or impair the Corporation's ability to conduct its ordinary business in its usual manner.

         2.1.2 "Termination Other Than For Cause" shall mean termination by the Corporation of the Executive's employment by the Corporation (other than in a Termination for Cause) and shall include constructive termination of the Executive's employment by reason of material breach of this Agreement by the Corporation, such constructive termination to be effective upon notice from the Executive to the Corporation of such constructive termination.

         2.1.3 "Voluntary Termination" shall mean termination by the Executive of the Executive's employment by the Corporation other than (i) Constructive Termination as described herein, (ii) "Termination Upon a Change in Control," and (iii) termination by reason of the Executive's death or disability as described herein.

         2.1.4 "Termination Upon a Change in Control" shall mean a termination by the Executive of the Executive's employment with the Corporation within 120 days following a "Change in Control."

         2.1.5 "Change in Control" shall mean (i) the time that the Corporation first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act")) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange
Act) of twenty percent (20%) or more of the Corporation's outstanding securities, unless a majority of the "Continuing Directors" approves the acquisition not later than ten (10) business days after the Corporation makes that determination, or (ii) the first day on which a majority of the members of the Corporation's board of directors are not "Continuing Directors."

         2.1.6 "Continuing Directors" shall mean, as of any date of determination, any member of the Corporation's board of directors of the Corporation who (i) was a member of that board of directors on January 20, 1997, (ii) has been a member of that board of directors for the two years immediately preceding such date of determination, or (iii) was nominated for election or elected to the Corporation's board of directors with the affirmative vote of the greater of (x) a majority of the Continuing Directors who were members of the Corporation's board of directors at the time of such nomination or election or (y) at least three Continuing Directors.

2.2 INITIAL TERM. The term of employment of the Executive by the Corporation shall be for a period of three (3) years beginning with Effective Date ("INITIAL TERM"), unless terminated earlier pursuant to this Agreement. At any time prior to the expiration of the Initial Term, the Corporation and the Executive may by mutual written agreement extend the Executive's employment under the terms of this Agreement for such additional periods as they may agree.


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2.3 TERMINATION FOR CAUSE. Termination For Cause may be effected by the
Corporation at any time during the term of this Agreement and shall be effected by written notification to the Executive. Upon Termination For Cause, the Executive shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan, stock incentive plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, but the Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

2.4 TERMINATION OTHER THAN FOR CAUSE. Notwithstanding anything else in this Agreement, the Corporation may effect a Termination Other Than For Cause at any time upon giving written notice to the Executive of such termination. Upon any Termination Other Than For Cause, the Executive shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan, stock incentive plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans (including accelerated vesting, if any, of awards granted to the Executive under the Corporation's stock option plan), accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, and all Severance Compensation provided, but no other compensation or reimbursement of any kind.

2.5 TERMINATION BY REASON OF DISABILITY. If, during the term of this Agreement, the Executive, in the reasonable judgment of the Corporation's board of directors, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than two consecutive months, the Corporation shall have the right to terminate the Executive's employment hereunder by written notification to the Executive and payment to the Executive of all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than stock incentive plan, pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, with the exception of medical and dental benefits which shall continue through the expiration of this Agreement, but the Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Compensation.


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2.6 DEATH. In the event of the Executive's death during the term of this
Agreement, the Executive's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Corporation shall promptly pay to his estate or such beneficiaries as the Executive may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than stock incentive plan, pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, but the Executive's estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

2.7 VOLUNTARY TERMINATION. In the event of a Voluntary Termination, the Corporation shall promptly pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than stock incentive plan, pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, Severance Compensation. Notwithstanding the above to the contrary, if the Corporation changes the Executive's title, working conditions or specifies duties so that the Executive's powers and duties are diminished or reduced, or include powers, duties or working conditions which are not generally consistent with the title of Chief Executive Officer (a "CONSTRUCTIVE TERMINATION"), or if the Corporation changes the reporting relationship so that the Executive reports to another officer or employee, other than the Corporation's board of directors as a whole, then at any time thereafter, at the Executive's option and upon thirty days notice, and provided that such changes shall not have been rescinded or corrected to the reasonable satisfaction of the Executive within said thirty day period, the Executive shall have the right to terminate the employment relationship, and in such event, the employment shall be deemed to have been terminated by the Corporation without cause.

2.8 TERMINATION UPON A CHANGE IN CONTROL. In the event of a Termination Upon a Change in Control, the Executive shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans (including accelerated vesting, if any, of any awards granted to the Executive under the Corporation's Stock Option
Plan), accrued vacation pay and any appropriate

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business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, and all Severance Compensation, but no other compensation or reimbursement of any kind.

2.9 NOTICE OF TERMINATION. The Corporation may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty (30) days' written notice to the Executive of such termination. The Executive may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty (30) days' written notice to the Corporation of such termination.

SECTION 3. SALARY, BENEFITS AND BONUS COMPENSATION.

3.1 BASE SALARY. As payment for the services to be rendered by the Executive as provided in Section 1 and subject to the terms and conditions of Section 2, the Corporation agrees to pay to the Executive a base salary for the twelve (12) calendar months beginning the Effective Date at the rate of $125,000 per annum payable in 12 equal monthly installments of $10,416.66. The Executive's base salary shall be reviewed annually by the Compensation Committee of the Corporation's board of directors ("COMPENSATION COMMITTEE"), and the base salary for each year (or portion thereof) beginning January 1, 1998 shall be determined by the Compensation Committee which shall authorize an increase in the Executive's base salary.

3.2 BONUSES. The Executive shall be eligible to receive a discretionary bonus for each year (or portion thereof) during the term of this Agreement and any extensions thereof, with the actual amount of any such bonus to be determined in the sole discretion of the Corporation's board of directors based upon its evaluation of the Executive's performance during such year. All such bonuses shall be reviewed annually by the Compensation Committee.

3.3 ADDITIONAL BENEFITS. During the term of this Agreement, the Executive shall be entitled to the following fringe benefits:

    3.3.1 EXECUTIVE BENEFITS. The Executive shall be eligible to participate in such of the Corporation's benefits and deferred compensation plans as are now generally available or later made generally available to executive officers of the Corporation, including, without limitation, the Corporation's Stock Incentive Plan, profit sharing plans, annual physical examinations, dental and medical plans, personal catastrophe and disability insurance, life insurance, financial planning, retirement plans and supplementary executive retirement plans, if any. For purposes of establishing the length of service under any benefit plans or programs of the Corporation, the Executive's employment with the Corporation will be deemed to have commenced on the Effective Date.

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    3.3.2 VACATION. The Executive shall be entitled to four weeks of vacation during each year during the term of this Agreement and any extensions thereof, prorated for partial years.

    3.3.3 REIMBURSEMENT FOR EXPENSES. During the term of this Agreement, the Corporation shall reimburse the Executive for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by the Executive in connection with his duties under this Agreement.

    3.3.4 STOCK OPTIONS. The Corporation shall grant to Executive, stock options on 750,000 shares of the Corporation's common stock with an exercise price of $1.3125. Such stock options shall be issued and held in accordance with the Corporation's Stock Incentive Plan currently in effect. Such stock options shall vest as follows: (i) 100,000 as of January 20, 1997, and (ii) the remaining 650,000 shall vest over the three (3) year period following the date of this agreement based on performance criteria (set forth below) as follows:

                 SHARES                    EXERCISABLE
                 ------                    -----------
                200,000                    December 31, 1997
                200,000                    December 31, 1998
                250,000                    December 31, 1999

    3.3.5 PERFORMANCE CRITERIA. Executive shall not be entitled to exercise the stock options in any year unless the Board of Directors of the Corporation has determined that the Corporation has met the following performance criteria for the previous year, which determination shall be at the Board's sole and absolute discretion. The performance criteria for each year is set forth below:

    3.3.5.1 MINIMUM CORPORATE EARNINGS. The Corporation must obtain minimum corporate earnings (net earnings based on Generally Accepted Accounting Principals) as follows:

                YEAR ENDED                MINIMUM CORPORATE EARNINGS
                ----------                --------------------------
                December 31, 1997                 $  500,000
                December 31, 1998                  1,000,000
                December 31, 1999                  1.500,000

    3.3.5.2 REVENUE GROWTH. The Corporation must achieve a compounded growth rate in gross revenue of 20% for each year from 1997 through 1999.


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    3.3.5.3 UNIT OPENINGS. The Corporation must be within 75% of the growth target for new unit openings which shall be established by the Board of Directors in the business plan for the Corporation.

SECTION 4. SEVERANCE COMPENSATION.

4.1 SEVERANCE COMPENSATION IN THE EVENT OF A TERMINATION UPON A CHANGE IN CONTROL. In the event the Executive's employment is terminated in a Termination Upon a Change in Control, the Executive shall be paid as severance compensation ("SEVERANCE COMPENSATION") his base salary (at the rate payable at the time of such termination), for a period of the lesser of the remaining portion of the Initial Term or two (2) years from the date of such termination provided, however, that if the Executive is employed by a new employer during such period, the Severance Compensation payable to the Executive during such period will be reduced by the amount of compensation that the Executive actually receives from the new employer. However, the Executive is under no obligation to mitigate the amount owed the Executive pursuant to this Section by seeking other employment or otherwise. Notwithstanding anything in this Section to the contrary, the Executive may in the Executive's sole discretion, by delivery of a notice to the Corporation within thirty (30) days following a Termination Upon a Change in Control, elect to receive from the Corporation, a lump sum Severance Compensation payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to the Executive pursuant to this Section. The Executive shall also be entitled to an accelerated vesting of any awards granted to the Executive under the Corporation's Stock Incentive Plan to the extent provided in the stock option agreement entered into at the time of grant. The Executive shall continue to accrue retirement benefits and shall continue to enjoy any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, including any perquisites provided under this Agreement, though the remaining term of this Agreement; provided, however, that the benefits under any such plans of the Corporation in which the Executive is a participant, including any such perquisites, shall cease upon re-employment by a new employer.

4.2 SEVERANCE COMPENSATION IN THE EVENT OF A TERMINATION OTHER THAN FOR CAUSE. In the event the Executive's employment is terminated in a Termination Other Than for Cause, the Executive shall be paid as Severance Compensation his Base Salary (at the rate payable at the time of such termination), for a period of the lesser of the remaining portion of the Initial Term or two (2) years from the date of such termination, on the dates specified in Section 3.1; provided, however, that if the Executive is employed by a new employer during such period, the Severance Compensation payable to the Executive during such period will be reduced by the amount of compensation that the Executive is receiving from the new employer, officer. However, the Executive is under no obligation to mitigate the amount owed to the officer pursuant to this Section by seeking employment or otherwise. The

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Executive shall be entitled to an accelerated vesting of any awards granted to the Executive under the Corporation's Stock Incentive Plan to the extent provided in the stock option agreement entered into at the time of grant.

4.3 NO SEVERANCE COMPENSATION UPON OTHER TERMINATION. In the event of a Voluntary Termination, Termination For Cause, termination by reason of the Executive's death or disability as described herein, the Executive or his estate shall not be paid any Severance Compensation.

4.4 LIMIT ON AGGREGATE COMPENSATION UPON A CHANGE IN CONTROL. Notwithstanding anything else in this Agreement, solely in the event of a Termination Upon a Change in Control, the amount of Severance Compensation paid to the Executive, but exclusive of any payments to the Executive in respect of any stock options then held by the Executive (or any compensation deemed to be received by the Executive in connection with the exercise of any stock options at any time) or by virtue of the Executive's exercise of a right under the Stock Incentive Plan upon a Change in Control, shall not include any amount that the Corporation is prohibited from deducting for federal income tax purposes by virtue of Section 280G of the Internal Revenue Code or any successor provision.

SECTION 5. WITHHOLDINGS. All compensation and benefits to the Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

SECTION 6. INDEMNIFICATION. In addition to any rights to indemnification to which the Executive is entitled to under the Corporation's articles of incorporation and bylaws, the Corporation shall indemnify the Executive at all times during and after the term of this Agreement to the maximum extent permitted under the Colorado Business Corporation Act or any successor provision thereof and any other applicable state law, and shall pay the Executive's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding, to the maximum extent permitted under such applicable state laws.

SECTION 7. PROPRIETARY INFORMATION. Executive shall use his best efforts to preserve and protect the confidentiality of all proprietary and confidential information regarding the Corporation and its affiliates which he obtains or of which he otherwise becomes aware during the course of providing the services described in this Agreement (other than information that is already publicly available or which he may be required by law to disclose) ("Confidential Information"). Executive shall not disclose any Confidential Information to any entity other than (i) the Corporation's employees or its designated agents, or (ii) other than as necessary in the ordinary course of business. Executive acknowledges that the Confidential Information is a unique and valuable asset of the Corporation, represents a substantial investment of time and expense by the

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Corporation, and that any disclosure or other use of such information other than for the benefit of the Corporation would cause irreparable harm.

SECTION 8. RECORDS. Executive will keep complete, accurate and authentic accounts, notes, data and records ("Records") of his actions. The Records shall be the property of the Corporation. Upon request, Executive will promptly deliver the Records to the Corporation. Upon termination of this Agreement, Executive shall deliver promptly to the Corporation all Records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which relate in any way to the business, property, practices or techniques of the Corporation, including, but not limited to, all documents which in whole or in part contain any Confidential Information.

SECTION 9. NON-COMPETITION COVENANT.

     a. AGREEMENT NOT TO COMPETE. Executive agrees that, during the term of this Agreement and for a period of two years following the termination of this Agreement, he shall not, without the express written consent of the Corporation, engage in competition with the Corporation, directly or indirectly, in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association, or otherwise) in any phase of any business of a type conducted by the Corporation.

      b. GEOGRAPHIC EXTENT OF COVENANT. The obligations of Executive under this Section 9 shall apply to the United States.

      c. INDIRECT COMPETITION. Executive further agrees that, during the term of this Agreement, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 9 if such activity were carried out by Executive, either directly or indirectly.

SECTION 10.  MISCELLANEOUS.

      a. COUNTERPARTS. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all parties hereto, notwithstanding that all of the parties are not signatories to the original or the same counterpart.

      b. ASSIGNMENT. The agreement of Executive to render services hereunder is personal in nature and shall not be assignable by Executive. The rights and benefits of Executive under this Agreement shall not be subject to voluntary or involuntary alienation, assignment or transfer. The terms and provisions of this

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Agreement shall be binding upon and shall inure to the benefit of the successors and permissible assigns of the respective parties.

      c. ENTIRE AGREEMENT. This Agreement is the entire agreement between Executive and The Corporation pertaining to the subject matter hereof and supersedes any and all prior negotiations, agreements, understandings and dealings pertaining to the subject matter hereof, whether written or oral.

      d. AMENDMENTS AND MODIFICATIONS. This Agreement cannot be changed orally, and no agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

      e. SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

      f. EFFECT OF HEADINGS. Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference. Such titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision hereof.

      g. GOVERNING LAW. The parties expressly agree that all the terms and provisions hereof shall be construed in accordance with the substantive laws of the State of Colorado.

      h. NOTICES. All notices provided for hereunder shall be in writing and shall be deemed given and received (a) when personally delivered; (b) transmitted by facsimile transmission, provided sender obtains an electronic confirmation and also delivers a copy by mail or personal delivery, or (c) forty-eight (48) hours after the same are deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the applicable party at the following address: (i) if to Executive, to his office at the Corporation and (ii) if to the Corporation, then to 216 16th Street, Suite 1100, Denver, Colorado 80202, Attention Chairman of the Board, or at such other address as he may designate from time to time.

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     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

                                 The Grease Monkey Holding Corporation, a
                                 Utah corporation

                                 By: /s/ JAMES B. WALLACE
                                 --------------------------
                                 James B. Wallace, Chairman


                                 /s/ CHARLES E. STEINBRUECK
                                 ---------------------------
                                 Charles E. Steinbrueck














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